Ex. (m)(2)

JENNISONDRYDEN OPPORTUNITY FUNDS

(formerly, Strategic Partners Opportunity Funds)

Amended and Restated Distribution and Service Plan

(Class B Shares)

Introduction

The Distribution and Service Plan set forth below (the “Plan”), which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (formerly, National Association of Securities Dealers, Inc.), has been adopted by JennisonDryden Opportunity Funds (the “Trust”), on behalf of each series listed on Schedule A attached hereto, as amended from time to time (each such series a “Fund”), and by Prudential Investment Management Services LLC, the Fund’s distributor (the “Distributor”).

The Trust has entered into a distribution agreement pursuant to which the Fund will employ the Distributor to distribute Class B shares issued by the Fund (“Class B shares”). Under the Plan, the Fund intends to pay to the Distributor, as compensation for its services, a distribution and service fee with respect to Class B shares.

A majority of the Board of Trustees of the Trust (the “Board”), including a majority of those Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of Class B shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 under the 1940 Act.

The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

The Plan

The material aspects of the Plan are as follows:

1.	Distribution Activities

The Fund shall engage the Distributor to distribute Class B shares of the Fund and to service shareholder accounts using all of the facilities of the Distributor’s distribution network including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select, including Wachovia Securities, LLC (“Wachovia”) and Pruco Securities Corporation (“Prusec”). Services provided and activities undertaken to distribute Class B shares of the Fund are referred to herein as “Distribution Activities.”

2.	Payment of Service Fee

The Fund shall pay to the Distributor as compensation for providing personal service and/or maintaining shareholder accounts an annual service fee of 0.25% of the average daily net assets of the Class B shares (“service fee”). The Fund shall calculate and accrue daily amounts payable by the Class B shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine.

3.	Payment for Distribution Activities

The Fund shall pay to the Distributor as compensation for its services an annual distribution fee of 0.75% of the average daily net assets of the Class B shares of the Fund for the performance of Distribution Activities. The Fund shall calculate and accrue daily amounts payable by the Class B shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine. Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the FINRA Conduct Rules.

Amounts paid to the Distributor by the Class B shares of the Fund will not be used to pay the distribution expenses incurred with respect to any other class of shares of the Fund except that distribution expenses attributable to the Fund as a whole will be allocated to the Class B shares according to the ratio of the sale of Class B shares to the total sales of the Fund’s shares over the Fund’s fiscal year or such other allocation method approved by the Board. The allocation of distribution expenses among classes will be subject to the review of the Board. Payments hereunder will be applied to distribution expenses in the order in which they are incurred, unless otherwise determined by the Board.

The Distributor shall spend such amounts as it deems appropriate on Distribution Activities that include, among others:

(a)	sales commissions (including trailer commissions) paid to, or on account of, account executives of the Distributor;
(b)	indirect and overhead costs of the Distributor associated with performance of Distribution Activities including central office and branch expenses;
(c)

amounts paid to Wachovia or Prusec for performing services under a selected dealer agreement between Wachovia or Prusec and the Distributor for sale of Class B shares of the Fund, including sales commissions and trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with Distribution Activities;

(d)

advertising for the Fund in various forms through any available medium, including the cost of printing and mailing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund; and

(e)

sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and other financial institutions (other than Wachovia or Prusec) that have entered into selected dealer agreements with the Distributor with respect to Class B shares of the Fund.

4.	Quarterly Reports; Additional Information

An appropriate officer of the Trust will provide to the Board for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board such additional information as they shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

The Distributor will inform the Board of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and other financial institutions that have entered into selected dealer agreements with the Distributor.

5.	Effectiveness; Continuation

The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class B shares of the Fund.

If approved by a vote of a majority of the outstanding voting securities of the Class B shares of the Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6.	Termination

This Plan may be terminated at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class B shares of the Fund.

7.	Amendments

The Plan may not be amended to change the combined service and distribution expenses to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class B shares of the Fund. All material amendments of the Plan, including the addition of further series to Schedule A, shall be approved by a majority of the Board and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.	Rule 12b-1 Trustees

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

9.	Records

The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

Dated:                             , 2008

SCHEDULE A

Funds Covered by the Class B Distribution and Service (12b-1) Plan Adopted by

JennisonDryden Opportunity Funds and

Prudential Investment Management Services LLC

dated    , 2008

Fund	Date Added to Distribution and Service (12b-1) Plan
Dryden Strategic Value Fund	February 26, 2002
Jennison Select Growth Fund	February 26, 2002
Jennison Small Cap Opportunity Fund	[ ], 2008